PRICING SUPPLEMENT

Pricing Supplement Dated: October 6th, 2003	Rule 424(b)(2)
(To Prospectus Supplement Dated May 3, 2002 and Prospectus Dated April 12,2000)	File No. 333-33814
Pricing Supplement No. 0063

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 10/06/03

Issue Date: 10/09/03

Purchasing Agent: A.G. Edwards & Sons, Inc.

Agents: Robert W. Baird & Co., Merrill Lynch & Co., Prudential Securities, UBS PaineWebber Inc.

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB-ORDINATED	INTEREST RATE
57183MCQ1	$325,000	100%	1.00%	$321,750.00	Senior	3.40%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Quarterly	1/15/04	7/15/09	Yes	No	Not Applicable

Other Terms:

On June 19, 2003, Merrill Lynch, Pierce, Fenner & Smith Incorporated was appointed as agent.